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                                                                    EXHIBIT 10.1





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                SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION


                          _________________________


                                    LOAN TO
                      KIMMINS ENVIRONMENTAL SERVICE CORP.
                         TRANSCOR WASTE SERVICES, INC.
                            KIMMINS RECYCLING CORP.
                          FOURTH AVENUE HOLDINGS, INC.
                          LANTANA EIGHTH AVENUE CORP.
                           KIMMINS CONTRACTING CORP.
                            THERMOCOR KIMMINS, INC.
                       KIMMINS INTERNATIONAL CORPORATION
                               40TH STREET, INC.
                           FACTORY STREET CORPORATION
                                 KIMMINS LTD.
                        KIMMINS INDUSTRIAL SERVICE CORP.
                            KIMMINS ABATEMENT CORP.
                             KIMMINS INCORPORATED


                          _________________________


                                 LOAN AGREEMENT


                                August 26, 1994


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                                 LOAN AGREEMENT

                               Table of Contents

                                                                                                                      Page
1.       Defined Terms

         1.1        Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2        Affiliate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3        Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.4        Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.5        Base Rate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.6        Borrower or Borrowers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.7        Cash Capital Expenditures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.8        Capitalized Lease Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.9        Chattel Paper   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.10       Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.11       Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.12       Collateral Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.13       Collateral Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.14       Common Collateral   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.15       Contractual Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.16       Current Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.17       Current Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.18       Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.19       Debt Service Coverage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.20       Default Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.21       Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.22       Environmental Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.23       Equipment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.24       ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.25       Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.26       Fixed Charge Coverage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.27       Fleet   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.28       Fleet Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.29       GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.30       General Intangibles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.31       Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.32       Guarantor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.33       Instrument  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.34       Intercreditor Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.35       Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.36       Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.37       Loan or Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.38       Loan Amount   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.39       Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.40       Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.41       Mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.42       Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.43       Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.44       Note(s)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.45       Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5





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
         1.46       Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.47       Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.48       Permitted Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.49       Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.50       Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.51       Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.52       Prohibited Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.53       Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.54       Real Estate Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.55       Reportable Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.56       Requirement of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.57       Revolving Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.58       Security Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.59       Solvent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.60       Subordinated Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.61       Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.62       Subsidiary Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.63       Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.64       Term Loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.65       Certain Other Words   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.66       Directly and Indirectly   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

2.       The Loans

         2.1        Revolving Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.2        Term Loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.3        Real Estate Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.4        Terms Governing All Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.5        Loan Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.6        Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.7        Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.8        Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.9        Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.10       Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.11       Limitation on Interest Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.12       Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

3.       Conditions of Lending

         3.1        Conditions Precedent to Initial Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.2        Conditions Precedent to Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

4.       Security for Loan

         4.1        Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

5.       Representations, Warranties, and General Covenants

         5.1        Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2        Corporate Power and Authorization; Compliance with Law  . . . . . . . . . . . . . . . . . . . . .  18
         5.3        Enforceability; No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.4        Pending Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





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
         5.5        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6        No Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.7        SEC Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.8        Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.9        Pension Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.10       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.11       Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.12       Labor Law Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.13       Judgment Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.14       Place of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.15       Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.16       Borrowers' Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.17       Existing Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.18       Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.19       Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.20       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.21       Environment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.22       Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.23       Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.24       Representations True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.       Affirmative Covenants

         6.1        Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2        Corporate Existence; Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.3        Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4        Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5        Annual Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6        Interim Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.7        Certificates; Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8        Collateral Reports; Job Status Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.9        SEC Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.10       Visits and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.11       Payments on Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.12       Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.13       Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.14       Additional Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.15       Notice to Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.16       Subordination of Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.17       Collection of Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.18       Landlord and Storage Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.19       Auditors' Letters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.20       ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.21       Financial Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.22       Physical Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.23       Subsidiary Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

7.       Negative Covenants

         7.1        Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.2        Liens and Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.3        Dividends and Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





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
         7.4        Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.5        Financing Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.6        Location of Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.7        Destruction of Collateral   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.8        Liquidation, Merger or Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.9        Loans or Advances and Other Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.10       Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.11       Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.12       Prepayment of Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.13       Lease Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.14       Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.15       Change in Business; Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.16       Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.17       Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.18       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.19       Amendment to Articles or Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

8.       Environmental Provisions

         8.1        Contamination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2        Environmental Assessment and Remediation Obligation of Borrowers  . . . . . . . . . . . . . . . .  31
         8.3        Escrow for Assessment and Remediation Costs   . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4        Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.5        Environmental Management of Mortgaged Property Facility   . . . . . . . . . . . . . . . . . . . .  32

9.       Additional Representations, Covenants, and Agreements Relating to Collateral

         9.1        Affirmation of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.2        Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.3        Discharge of Taxes and Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.4        Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.5        Complete Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.6        U.C.C. Financing Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

10.      Events of Default

         10.1       Payment Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.2       Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.3       Certain Agreement Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.4       Other Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.5       Representations False   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.6       Financial Difficulties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.7       Involuntary Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.8       ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.9       Cancellation of Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.10      Default on Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.11      Judgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.12      Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.13      Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.14      Change in Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.15      Subordination Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.16      Priority of Security Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         10.17      Loss of Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.18      Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

11.      Indemnification

         11.1       General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

12.      Costs and Expenses

         12.1       No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.2       Headings; Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.3       Right of Setoff   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.4       Survival of Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.5       Addresses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.6       Venue and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.7       Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.8       Controlling Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.9       Participation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.10      Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.11      Joint and Several Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.12      Limitation of Grant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.13      Waiver of Right to Trial By Jury  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

EXHIBITS:

         A          Initial List of Equipment
         B          Form of Borrower's Legal Opinion
         C          Liens and Encumbrances
         D          Places of Business and Ownership Information
         E          Subsidiaries and Subsidiary Stock
         F          Use of Proceeds


SCHEDULES:

         5.4        Litigation
         5.9        Pension Plans
         5.16       Name Changes
         5.17       Existing Debt
         5.21       Environmental Matters
         6.16       Subordination of Debt

                                 LOAN AGREEMENT


         This Loan Agreement (this "Agreement"), dated August 26, 1994, is between KIMMINS ENVIRONMENTAL SERVICE CORP., a Delaware corporation, and all of its undersigned partially and wholly-owned subsidiaries, as Borrowers, and SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION, with its principal office in Birmingham, Alabama, as lender.

                                R E C I T A L S:

         Borrowers have requested that Bank make available to Borrowers three credit facilities in the aggregate amount of up to $14,000,000 allocated as follows: (1) a Revolving Loan in the amount of $5,000,000; (2) a Term Loan in the amount of $7,000,000; and (3) a Real Estate Loan of $2,000,000. Bank is willing to make these credit facilities available to Borrowers on the terms and conditions set forth in this Agreement.

                                OPERATIVE TERMS

         The recitals set forth above are incorporated into this Agreement and Bank and Borrowers agree as follows:

1. Define Terms. As used in this Agreement, the following terms shall have the following meanings:

         1.1     Accounts.  This has the meaning set forth in the Security
Agreement.

         1.2 Affiliate. Any director or officer of Borrowers or any Person who directly, indirectly or beneficially, owns 5 percent or more of the capital stock of any Borrower, or 5 percent of the voting stock or rights of any Borrower, or any member of the immediate family of any such officer, director, or stockholder, or any corporation or other entity which is controlled by, controls, or is under common control with, any Borrower, including the Guarantor.

         1.3     Agreement.  This Loan Agreement.

         1.4 Bank. SouthTrust Bank of Alabama, National Association, and its successors and assigns, a party to this Agreement.

         1.5 Base Rate. The rate of interest designated by Bank periodically as its Base Rate. The Base Rate is not necessarily the lowest interest rate charged by Bank.

         1.6 Borrower or Borrowers. Kimmins Environmental Service Corp., a Delaware corporation, Kimmins Contracting Corp., a Florida corporation, Kimmins Ltd., a Canadian corporation, Kimmins Industrial Service Corp., a Delaware corporation, Kimmins Abatement Corp., a Delaware corporation, ThermoCor Kimmins, Inc., a Florida corporation, TransCor Waste Services, Inc., a Florida corporation, Kimmins Recycling Corp., a Florida corporation, Kimmins Incorporated, a Texas corporation, Kimmins International Corporation, a Florida corporation, Fourth Avenue Holdings, Inc., a Florida corporation, 40th Street, Inc., a Florida corporation, Lantana Eighth Avenue Corp., a Florida corporation, and Factory Street Corporation, a Tennessee corporation, each a party to this Agreement, and other Subsidiaries that from time to time become parties to this Agreement.

         1.7 Cash Capital Expenditures. Cash expenditures made for the acquisition of any fixed assets or improvements, replacements, substitutions, or additions thereto which have a useful life of more than one year.

         1.8 Capitalized Lease Obligations. Any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

         1.9 Chattel Paper. This has the meaning set forth in the Security Agreement.

         1.10 Code. The Uniform Commercial Code, as in effect in Florida from time to time.

         1.11 Collateral. Collectively, Borrowers' Accounts, Instruments, Documents, Chattel Paper, Equipment, General Intangibles, and Inventory, the Subsidiary Stock, the Notes Receivable, and Real Estate, and the other property and interests described in the Collateral Documents and elsewhere in the Loan Documents, wherever located and whether now owned by Borrowers or hereafter acquired, and the parts, proceeds, products, profits, replacements, and substitutions of each, as the case may be.

         1.12 Collateral Agent. Bank as the collateral agent under the Intercreditor Agreement, Bank's successors as collateral Agent under the Intercreditor Agreement, and Bank, following any termination of the Intercreditor Agreement and assignment of Collateral Agent's rights to Bank in accordance with its terms.

         1.13 Collateral Documents. The Mortgage, the Pledge Agreement, the Security Agreement, this Agreement (to the extent it constitutes a security agreement), and all other documents executed from time to time evidencing Bank's security interest in the Collateral.

         1.14 Common Collateral. Collectively, all of the Collateral, except for the Real Estate. (The Collateral in which Bank shares a first perfected security interest with Fleet in accordance with the Intercreditor Agreement.)

         1.15 Contractual Obligation. Any provision of any security issued by a Person or of any agreement, instrument, or undertaking to which such Person is a party or by which it or any of its property is bound.

         1.16 Current Assets. At any date means the amount at which all of the current assets of a Person (or Persons on a consolidated basis) would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP, except that amounts due from Affiliates and Subsidiaries and investments in Affiliates and Subsidiaries shall be excluded.

         1.17 Current Liabilities. At any date means the amount of the current liabilities of a Person (or Persons on a consolidated basis) that would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP.

         1.18 Debt. The sum of (a) indebtedness for borrowed money or for the deferred purchase price of property or services, (b) Capitalized Lease Obligations, (c) the aggregate amount of outstanding and unpaid letters of credit issued by Bank, and (d) all other items which in accordance with GAAP would be included in determining total liabilities as shown on a balance sheet of a Person (or Persons on a consolidated basis) as at the date as of which Debt is to be determined.

         1.19 Debt Service Coverage. A ratio in which the initial number is the sum of the net income (after provision for federal and state taxes and excluding any extraordinary income) of Borrowers calculated based upon the 12-month period preceding the applicable date, plus the interest expenses of the Borrowers for said period, plus the unearned employee compensation paid to the Parent's Employee Stock Ownership Plan Trust, plus the sum of non-cash expenses or allowances for Borrowers for such period (including amortization or write-down of intangible assets, depreciation, depletion, and deferred taxes and expenses), and the second number is the sum of the current Portion of the long-term debt and Capitalized Lease Obligations of Borrowers as of the applicable date, plus the interest expenses of Borrowers for the 12-month period preceding the applicable date. For purposes of determining "current portion of long-term debt" under the foregoing covenant, Borrowers may exclude any amount of the Term Loan included in "current portion of long-term debt" by virtue of the prepayment requirements imposed by Section 2.6(b) that would not otherwise be so categorized based on the normal amortization requirements of
Section 2.2.

         1.20 Default Rate. The highest lawful rate of interest per annum specified in any Note to apply after a default under such Note or, if no such rate is specified, a rate equal to the lesser of (a) two percent over the interest rate specified to be the applicable contract interest rate in this Agreement or (b) the highest rate of interest allowed by law.

         1.21    Documents.  This has the meaning set forth in the Security
Agreement.

         1.22 Environmental Regulations. All federal, state, and local laws, rules, regulations, ordinances, programs, permits, guidances, orders, and consent decrees relating to the environment or to public hearth, safety, and environmental matters, including the Resource Conversation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the River and Labor Act, the Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, the Oil Pollution Act of 1990, state and federal super lien and environmental cleanup programs and laws, U.S. Department of Transportation regulations, laws regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks, and all similar state, federal and local laws and regulations.

         1.23    Equipment.  This has the meaning set forth in the Security
Agreement.

         1.24 ERISA. The Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

         1.25 Event of Default. Any one of the events enumerated in Article 10 ("Events of Default").

         1.26 Fixed Charge Coverage. A fraction in which the numerator is the sum of the net income of Borrowers (after provision for federal and state taxes) for the 12-month period preceding the applicable date, plus the interest, lease, and rental expenses of Borrowers for said period, plus the unearned employee compensation paid to the Parent's Employee Stock Ownership Plan Trust, plus the sum of non-cash expenses or allowances for such period (including amortization or write-down of intangible assets, depreciation, depletion, and deferred taxes and expenses) and the denominator is the sum of the current portion of the long-term debt of Borrowers as of the applicable date, plus the interest, lease, and rental expenses for the 12-month period preceding the applicable date. For purposes of determining "current portion of long-term debt" under the foregoing covenant, Borrowers may exclude any amount of the Term Loan included in "current portion of long-term debt" by virtue of the prepayment requirements imposed by Section 2.6(b) that would not otherwise be so categorized based on the normal amortization requirements of Section 2.2.

         1.27    Fleet.  Fleet Bank, a New York bank and trust company.

         1.28 Fleet Loan. The loan in the approximate principal amount of $3,000,000, from Fleet to the trustees of the Parent's Employee Stock Ownership Plan, which will remain outstanding after the Closing Date.

         1.29 GAAP. Generally accepted accounting principles in the United States of America as defined by the Financial Accounting Standards Board or its successor, as in effect from time to time consistently applied.

         1.30 General Intangibles. This has the meaning set forth in the Security Agreement.

         1.31 Governmental Authority. This means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government.

         1.32    Guarantor.  Cumberland Holdings, Inc., a Florida corporation.

         1.33 Instrument. This has the meaning set forth in the Security Agreement.

         1.34    Intercreditor agreement.  This has the meaning set forth in section 3.1(r).

         1.35    Inventory.  This has the meaning set forth in the Security
Agreement.

         1.36 Lien. Any interest in property (real, personal, or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including a security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include covenants, conditions, restrictions, leases, and other encumbrances affecting any property. For the purpose of this Agreement, Borrowers shall be deemed to be the owners of any property which they have acquired or hold subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         1.37 Loan or Loans. The loans in principal amounts of up to $5,000,000 (for Revolving Loans), $2,000,000 (for Real Estate Loans), and $7,000,000 (for Term Loans) advanced by Bank to Borrowers from time to time evidenced by the Notes described in section 2.1 ("Revolving Loans"), section
2.2 ("Term Loan"), and section 23 ("Real Estate Loan").

         1.38 Loan Account. The loan account established on the books of Bank pursuant to section 2.5 ("Loan Account").

         1.39 Loan Documents. This Agreement, and each and every mortgage, deed of trust, note, security agreement, financing statement or other instrument executed and delivered to evidence the Loans or any other Obligation, to constitute collateral for the Loans or any other Obligation, or to evidence security for the Loans or any other Obligation, and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Borrowers and delivered to Bank in respect to the transactions contemplated by this Agreement.

         1.40 Material Adverse Effect. With respect to a Person, a material adverse effect on its business, assets, properties, prospects, results of operation, or condition financial or other).

         1.41 Mortgage. The mortgages executed by Parent granting Bank a first lien on the Real Estate to secure repayment of the Real Estate Loan.

         1.42 Multiemployer Plan. This has the meaning set forth in section 4001(a)(3) of ERISA.

         1.43 Net Income. Net income of Borrowers for the relevant period on a consolidated basis as set forth in Parent's financial statements.

         1.44 Note(s). Each promissory note executed and delivered by Borrowers to Bank evidencing all or part of the Loans, as further described hereinafter.

         1.45 Notes Receivable. The following promissory notes executed in favor of Parent: (a) Subordinated Note dated March 25, 1993, in the approximate amount of $1,600,000, executed by TransCor Waste Services, Inc.;
(b) Promissory Note dated June 30, 1993, in the approximate principal amount of $3,588,000, executed by Sunshadow Apartments, Ltd, and Summerbreeze Apartments, Ltd,; (c) Promissory Note dated May 1, 1993, in the approximate principal amount of $1,204,000, executed by Sunforest Apartments, Ltd.; and (d) Term Note dated October 1, 1992, in the approximate initial principal amount of $4,291,049, executed by Guarantor and all associated collateral guarantees, and other contract rights.

         1.46 Obligations. All Loan and all other advances, debts, liabilities, obligations, covenants, and duties owing, arising, due or payable from Borrowers to Bank of any kind or nature, present or future, whether or not evidenced by any note, guaranty, or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced or acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrowers under any of the Loan Documents and all rights Bank may at any time or times have to reimbursement in connection with any letter of credit or guaranty issued for Borrowers' benefit.

         1.47 Parent. Kimmins Environmental Service Corp., a Delaware corporation and a party to this Agreement.

         1.48    Permitted Lien.  Any Lien of a kind specified as permitted in section 7.2 ("Liens and Security Interests").

         1.49 Person. An individual, partnership, corporation, joint stock company, firm, land trust, business trust, unincorporated organization, limited liability company, or other business entity, or a government or agency or political subdivision thereof.

         1.50 Plan. An employee benefit plan now or hereafter maintained for employees of Borrowers that is covered by Title IV of ERISA.

         1.51 Pledge Agreement. The Pledge Security Agreement dated April 30, 1993, executed by Parent in favor of Fleet, as amended and restated to add TransCor, Recycling, and Guarantor as pledgor and Bank and Collateral Agent as secured parties, to add all of the Subsidiary Stock as Collateral, and to otherwise conform to the terms of this Agreement.

         1.52 Prohibited Transaction. Any transaction set forth in section 406 of ERISA or section 4975 off the Internal Revenue Code of 1986.

         1.53 Real Estate. The improved real property of Parent and described in and encumbered by the Mortgage.

         1.54    Real Estate Loan.  This has the meaning set forth in Section
2.3 ("Real Estate Loan").

         1.55 Reportable Event. Any of the events set forth in section 4043(b) of ERISA.

         1.56 Requirement of Law. As to any Person, the articles of incorporation and bylaws or other organizational or governing documents of the Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding on the Person or any of its property or to which the Person or any of its property is subject.

         1.57 Revolving Loan. This has the meaning set forth in section 2.1 ("Revolving Loan").

         1.58 Security Agreement. The General Security Agreement dated April 30, 1993, executed by certain Borrowers in favor of Fleet, as amended and restated pursuant to the Amended and Restated General Security Agreement dated the same date as this Agreement to add Bank and Collateral Agent as additional secured parties, to add all of the Borrowers as debtors, and to otherwise conform with the terms of this Agreement.

         1.59 Solvent. As to any Person, means such Person (a) owns property, real, personal and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person's Debt and Contingent Obligations, and (b) is able to pay all of its Debt as such Debt matures, and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

         1.60 Subordinated Debt. The Debt of Borrowers owed to any Affiliate, or to any other Person which is fully subordinated to the Loans (including principal, interest, and agreed charges) in a manner satisfactory to Bank (which may be either according to its terms or by separate agreement) and which debt arises from Borrowers' actual receipt of cash and not from "in kind" or non-cash consideration.

         1.61 Subsidiary. Any corporate entity or partnership, or other business entity, the controlling interest of which is owned by any Borrower. Subsidiary includes every Borrower except Parent.

         1.62    Subsidiary Stock.  The issued and outstanding capital stock of
(i) each Subsidiary held by Parent or a Subsidiary, including all of the stock listed on the attached "Exhibit E," and (ii) all 2,000,000 shares of outstanding capital stock of Cumberland Casualty and Surety Company, a Texas corporation and a wholly-owned subsidiary of Guarantor.

         1.63 Tangible Net Worth. For any Person (or Persons on a consolidated basis), the aggregate of the (a) par or stated value of all outstanding capital stock; (b) capital surplus; and (c) retained earnings, less
(t) any amounts due from Affiliates; (u) any surplus resulting from any write-up of assets subsequent to the date of this Agreement; (v) deferred assets (including deferred development costs) other than prepaid insurance and prepaid taxes; (w) goodwill or other amounts representing the excess of the purchase price of assets or stock over the value assigned to them on the books of such Person; (x) the book value of any patents trademarks, trade names, copyrights, non-compete agreements, franchises, experimental expenses, and other intangible assets; (y) the amount paid for any treasury stock reflected as a reduction of the capital surplus or retained earnings accounts; and (z) any other amounts classified as intangible assets under GAAP. For purposes of calculating Tangible Net Worth, cumulative unearned employee compensation from Parent's Employee Stock Ownership Plan Trust may be eliminated as a reduction of shareholders' equity.

         1.64    Term Loan.  This has the meaning set forth in section 2.2.

         1.65 Certain Other Words. All accounting terms used herein have the respective meanings attributed to them under, and shall be construed in accordance with GAAP. The terms "herein, "hereof," and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used shall be deemed to cover all genders. As used in this Agreement, (a) the word "including" is always without limitation; (b) words in the singular number include words of the plural number and vice versa; (c) the word "costs" includes all out-of-pocket expenses, fees, costs, and expenses of experts and collection agents, supersedeas bonds, and all attorneys' fees, costs, and expenses, whether incurred before, during, or after demand or litigation, and whether pursuant to trial appellate arbitration, bankruptcy, or judgment-execution proceedings; and (d) the word "property" includes both tangible and intangible property, unless the context otherwise requires. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All other terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings provided for by the Uniform Commercial Code of the State of Florida.

         1.66 Directly and Indirectly. When any provision of this Agreement or any Loan Document requires or prohibits action to be taken by a Person, the provision applies regardless of whether the action is taken directly or indirectly by the Person.

2.       The Loans

         2.1     Revolving Loans

                 (a) Subject to the terms and conditions of this Agreement and provided no Event of Default exists, Bank agrees to loan to Borrowers on a revolving credit basis for working capital and letter of credit financing, when requested by Parent or TransCor Waste Services, Inc., Revolving Loans in principal amounts aggregating up to $5,000,000.

                 (b) The Borrowers shall execute and deliver to Bank one promissory note ("the Revolving Note") in the aggregate face amount of the Revolving Loan payable to the order of Bank, evidencing Borrowers' joint and several obligation to repay the Revolving Loan. The principal amount of the Revolving Loans outstanding from time to time under this Agreement shall bear interest at floating annual rates that vary, depending on the balance of the Term Loan, as follows:

         Balance of
         Term Loan                         Applicable Interest Rate
         ---------                         ------------------------
         Zero                              Base Rate Plus Three Quarters
                                              (3/4%) Percent

         Up to $2,500,000                  Base Rate Plus One and One
                                              Quarter (1 1/4%) Percent

         Over $2,500,000                   Base Rate Plus One and Three
                                              Quarters (1 3/4%) Percent

Borrowers shall pay interest to Bank on the amount of the Revolving Loan outstanding monthly in arrears on the first day of each month beginning with the later of October 1, 1994, or the first day of the first month following the date of the initial advance under the Revolving Loan, and continuing on the same day of each month thereafter until the unpaid principal balance of the Revolving Loan has been paid in full. The applicable interest rate on the Revolving Loan shall change as and when the Base Rate changes from time to time. The Base Rate on the date of this Agreement is 7.75 percent. Interest shall be calculated based on a 360-day year.

                 (c) The aggregate amount of Bank's outstanding obligations for outstanding and unpaid letters of credit issued for the account of all Borrowers will be limited to $3,560,000. The total availability of advances under the Revolving Loan will be reduced by the aggregate amount of outstanding and unpaid letters of credit.

                 (d) For at least 30 consecutive days during each calendar year of the term of this Agreement, Borrowers shall reduce to zero the outstanding balance of the Revolving Loan (excluding the amount of outstanding and unpaid letters of credit that have not been drawn).

                 (e) Borrowers shall repay on April 30, 1996, all outstanding principal and accrued interest with respect to the Revolving Loan not previously paid.

         2.2     Term Loan

                 (a) Subject to the terms and conditions of this Agreement and provided that no Event of Default exists, Bank agrees to loan to Borrowers a Term Loan of $7,000,000 to refinance Borrowers' revolving line of credit with Fleet and Borrowers' outstanding balance on their loan from Chase Bank the approximate principal amount of $500,000.

                 (b) The Borrowers shall execute and deliver to Bank one promissory note (a "Term Note") payable to Bank, evidencing Borrowers' joint and several obligation to repay the Term Loan. The principal amount of the Term Loan outstanding from time to time under this Agreement shall bear interest at floating annual rates that vary, depending on the balance of the Term Loan, as follows:

         Balance of
         Term Loan                         Applicable Interest Rate
         ---------                         ------------------------
         Up to $2,500,000                  Base Rate Plus One and One
                                              Quarter (1 1/4%) Percent

         Over $2,500,000                   Base Rate Plus One and Three
                                              Quarters (1 3/4%) Percent

Borrowers shall pay interest to Bank on the amount of the Term Loan outstanding monthly in arrears on the first day of each month beginning with October 1, 1994, and continuing on the same day of each month thereafter until the unpaid principal balance of the Term Loan has been paid in full. Borrowers shall pay principal under the Term Loan in seven quarterly installments of $500,000 on the first business day of each calendar quarter, beginning on January 2, 1995, and continuing on April 1, July 1, October 1, and January 2 of each year, and in a final installment of $3,500,000 on the first day of the 24th month following the Closing Date. Notwithstanding this schedule, Borrowers shall further comply with the mandatory prepayment provisions set forth in section 2.6(b) ("Prepayment").

         2.3     Real Estate Loan

                 (a) Subject to the terms and conditions of this Agreement and provided no Event of Default exists, Bank agrees to loan to Borrowers a Real Estate Loan of $2,000,000.

                 (b) The Borrowers shall execute and deliver to Bank one promissory note (the "Real Estate Note") in the face amount of the Real Estate Loan payable to the order of Bank, evidencing Borrowers' joint and several obligation to repay the Real Estate Loan. The outstanding principal amount of the Real Estate Loan shall bear interest at varying floating annual rates, depending on the balance of the Term Loan, as follows:

         Balance of
         Term Loan                         Applicable Interest Rate
         ---------                         ------------------------
         Zero                              Base Rate Plus Three
                                              Quarters (3/4%) Percent

         Up to $2,500,000                  Base Rate Plus One and One
                                              Quarter (1 1/4%) Percent

         Over $2,500,000                   Base Rate Plus One and Three
                                              Quarters (1 3/4%) Percent

Borrowers shall pay to Bank 59 equal monthly principal installments of $8,333.33, plus accrued interest, based on a 240-month principal-only amortization period, on the first day of each month beginning with October 1, 1994. Borrowers shall pay to Bank all unpaid principal and interest under the Real Estate Loan on or before the first day of the 60th month following the Closing Date.

         2.4     Terms Governing All Loans

                 (a) Each borrowing under a Loan shall be effected by crediting the amount thereof to the regular checking account of a Borrower maintained with Bank or with another bank approved by Bank.

                 (b) Any payments not made as and when due with respect to any Loan (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate from the date due until paid, payable on demand.

                 (c) If the outstanding principal amount of the Loans at any time exceeds the respective maximum principal amounts specified for them, Borrowers shall immediately pay Bank such excess as a reduction of the principal amount of the Loan. Borrowers may request and Bank may be willing in its sole and absolute discretion to make advances in excess of such maximum principal amounts. Bank shall enter any such advances as debits in the Loan Account. All such advances in excess of the maximum principal amount shall be payable on demand, bear interest as provided in this Agreement for Revolving Loans generally, and be secured by the Collateral, excluding the Real Estate, unless the parties otherwise agree in writing.

         2.5 Loan Accounts. Amounts due under the Revolving Note, under the Term Note, under the Real Estate Note, and under this Agreement and the other Loan Documents shall be reflected in the Loan Account. Bank shall enter disbursements hereunder or under a Note as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrowers and all proceeds of Collateral which are finally paid to Bank, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrowers hereunder.

         2.6     Prepayment

                 (a) Generally. Subject to the provisions hereof, Borrowers shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty but with accrued interest to the date of such prepayment on the amounts prepaid. Such prepayments shall be made to Bank in immediately available funds and, shall be applied to the last of the installment(s) to mature. Any such prepayment shall not affect or vary the obligation of Borrowers to pay any installment when due.

                 (b) Mandatory Prepayment and Reduction of Term Loan Principal Balance. Before the first anniversary of the Closing Date, Borrowers shall have paid (through both regularly scheduled payments and through prepayments) at east $4,500,000 of the original principal balance of the Term Note, reducing its outstanding principal balance to not more than $2,500,000.

         2.7 Use of Proceeds. Borrowers shall use the proceeds of the Revolving Loan to provide working capital support and to facilitate issuance of letters of credit of up to $3,560,000 for bid and performance bonds and for workers' compensation and casualty insurance programs, or other corporate purposes approved by Bank. Borrowers shall use the proceeds of the Term Loan to refinance the existing revolving line of credit with Fleet in the amount of $5,000,000 and the outstanding balance of the loan to Borrowers from Chase Bank in the appropriate amount of $464,000, and to provide additional working capital for all Borrowers. Borrowers shall use the proceeds of the Real Estate Loan to refinance the existing real estate mortgage loan with NationsBank of Florida, the equipment line of credit with Fleet, and any other credit obligations for which Borrowers submit a refinancing request before closing that is accepted by Bank. Borrowers shall not use proceeds of the Loan for any other purposes. The use of proceeds as approved by Bank is further described in Exhibit "F" to this Agreement. Borrowers may use up to $270,000 of the Loan proceeds designated for repayment of the Amplicon Debt for payment of other existing Equipment financing Debt or to purchase Equipment, provided such payments are made within 60 days following the Closing Date.

         2.8 Term. This Agreement shall remain in force and effect until all Loans, and any renewals or extensions, and all interest thereon and costs provided for herein with regard to either of them have been indefeasibly paid or satisfied in full and until Bank has no further obligation to advance funds to Borrowers hereunder. The indemnities provided for in Article 11 ("Indemnification") shall survive the payment in full of all Loans and the other Obligations and the termination of this Agreement.

         2.9 Payments. All sums paid to Bank by Borrowers hereunder shall be paid directly to Bank in immediately available funds. Bank shall send Parent statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on Borrowers unless Parent notifies Bank to the contrary within twenty (20) days of its receipt of any statement which it deems to be incorrect. Bank may, in its sole discretion, (a) charge against any deposit account of any Borrower all or any part of any amount due hereunder and (b) advance to Borrowers, and charge to the respective Loan, a sum sufficient each month to pay all interest accrued on the respective Loan and fees due under this Agreement during or for the immediately preceding month. Borrowers shall be deemed to have requested an advance under the Revolving Loan, upon the occurrence of an overdraft in any of Borrowers' checking accounts maintained with Bank or another bank owned by SouthTrust Corporation.

         2.10 Fees. Borrowers shall pay to Bank annually in advance on the date of this Agreement and on each anniversary of it a commitment fee of one-quarter percent (1/4%) per annum of the maximum committed amount of the Revolving Loan credit facility (whether or not outstanding). For the partial year preceding maturity of the Revolving Loan, Borrowers shall pay to Bank on the Closing Date an origination fee of one-half percent (1/2%) on each of the amounts of the Term Loan and the Real Estate Loan.

         2.11 Limitation on Interest Charges. Bank and Borrowers intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that Bank may charge and collect on the Loans to Borrowers pursuant to this Agreement. Accordingly, and notwithstanding anything in the Note or in this Agreement to the contrary, the maximum aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable under the Note and this Agreement shall not exceed the maximum amount of interest now allowed by applicable law or any greater amount of interest allowed because of a future amendment to existing law. Borrowers are not liable for any interest in excess of the maximum lawful amount, and any excess interest charged or collected by Bank will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or, if paid, will be either refunded to Borrowers or credited against the outstanding principal balance of the Note, at the election of Borrowers.

         2.12    Letters of Credit

                 (a) Standby Letter of Credit Financing. Subject to the terms and conditions of this Agreement, Bank agrees to issue, extend, or renew standby letters of credit for the account of Borrowers. The aggregate amount available for standby letter of credit financing will be subject to limitations set forth in section 2.1 ("Revolving Loan").

                 (b) Payment. All payments made by Bank under such letters of credit (whether or not a Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith (unless otherwise paid or reimbursed to Bank by Borrowers), shall be deemed to be advances under the Revolving Note, and shall be repaid and bear interest in accordance with its terms and the terms of this Agreement. On the termination or maturity date of the Revolving Loan (whether at stated maturity, by acceleration, or otherwise), Borrowers shall, on demand, deliver to bank good funds equal to 100 percent of Bank's maximum liability under all outstanding letters of credit, to be held as cash collateral for Borrowers' reimbursement obligations and other Indebtedness.

                 (c) Applications and Supplemental Forms. Borrowers shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require. The form and substance of all letters of credit shall be subject to Bank's approval. Among other requirements, the tenor of any letter of credit will not extend beyond one year.

                 (d) Commissions and Fees. Borrowers shall pay as a commission in connection with the issuance of letters of credit an amount negotiated by the parties when the letter of credit is issued, of not less than one percent (1%) of the aggregate amount available to be drawn under the letter of credit. In addition to these fees, Borrowers shall pay or reimburse Bank for such normal and customary costs and expenses that are incurred or charged by Bank in issuing, effecting payment, or administering any letter of credit (including, without limitation, amendment fees, corresponding bank fees, reissuance costs, and cancellation fees).

                 (e) Requirement of Law. If any Requirement of Law or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof shall either (i) impose, modify, assess or deem applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by Bank or (ii) impose on Bank any other condition regarding any letter of credit, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to Bank of issuing or maintaining such letter of credit, or its participation therein, as the case may be (which increase in cost shall be the result of Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by Bank, Borrowers shall immediately pay to

Bank such events), then, upon demand by Bank, Borrowers shall immediately pay to Bank from time to time as specified by Bank additional amounts which shall be sufficient to compensate Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the Base Rate. A certificate as to the fact and amount of such increased cost incurred by Bank as a result of any event mentioned in clauses
(i) or (ii) above, submitted by Bank to Borrowers, shall be conclusive, absent manifest error.

                 (f) Nature of Obligations. To induce Bank to issue letters of credit, Borrowers agree that neither Bank nor its agents or correspondents will be liable or responsible for, and Borrowers' unconditional obligation to reimburse Bank for the obligations shall not be affected by, any event or circumstance, including: (i) the validity, enforceability, genuineness or sufficiency of documents or of any endorsement thereon existing in connection with any letter of credit, even if such documents should in fact prove in any or all respects to be invalid, unenforceable, insufficient, fraudulent or forged; (ii) any breach of contract or other dispute between Borrower and any beneficiary of a letter of credit or holder of a draft accepted by Bank; (iii) payment by Bank upon presentation of a draft or documents which do not comply in any respect with the terms of such letter of credit or draft; (iv) loss of or damage to any collateral; (v) the invalidity or insufficiency of any endorsements; (vi) delay in giving or failure to give notice of arrival or any other notice; (vii) failure of any instrument to bear any reference or adequate reference to the letter of credit or draft or to documents to accompany any instrument at negotiation; (viii) failure of any person to note the amount of any payment on the reverse of the letter of credit or to surrender to or take up the letter of credit or draft or to forward documents in the manner required by the letter of credit or draft; or (ix) any other matter whatsoever; except that Borrowers shall have a claim against Bank and Bank shall be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential damages suffered by Borrower that Borrowers prove was caused by the gross negligence or willful misconduct of Bank or its agent. Borrowers agree that any action taken or permitted to be taken by Bank or its agent under or in connection with any letter of credit, including related drafts, documents, or property, unless constituting gross negligence or willful misconduct on the part of Bank or its agent, shall be binding on Borrowers and shall not create any resulting liability to Borrowers on the part of Bank or its agent. Borrowers will immediately examine a copy of the letter of credit (and any amendments thereof) or draft sent to it by Bank or its agent, and Borrowers will immediately notify Bank in writing of any claim or irregularity.

         In furtherance and extension and not in limitation of the foregoing,
(i) any action taken or omitted by Bank or by any of its correspondents in connection with any of the letters of credit, if taken or omitted in good faith, shall be binding upon Borrowers and not cause the Bank or its correspondents to incur liability to Borrowers, and (ii) Bank may accept documents that appear on their face to be in order, without further investigation, regardless of any notice or information to the contrary.

                 (g) Any letter of credit issued hereunder shall be governed by the Uniform Customs of Practice for Documentary Credit (1994 Rev.), International Chamber of Commerce Publication No. 500, as revised from time to time, except as otherwise provided in this Agreement or in any other Loan Document.

3.       Conditions of Lending

         3.1 Conditions Precedent to Initial Advance. In addition to any other requirements set forth in this Agreement, Bank will not make the Term Loan or the Real Estate Loan or make the initial Loan under the Revolving Loan unless the following conditions have been met:

                 (a) Corporate Proceedings. All proper corporate proceedings shall have been taken by Borrowers to authorize this Agreement and the transactions contemplated hereby.

                 (b) Documentation. All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank, and Bank shall have received on the date of this Agreement copies of all documents including records of corporate proceedings, which it may have requested in connection therewith, including certified copies of resolutions adopted by the Board of Directors of Borrowers, certificates of good standing, and certified copies of the Certificate of Incorporation or Articles of Incorporation and Bylaws, and all amendments thereto, of Borrowers.

                 (c) Loan Documents. Bank shall have received executed copies of all instruments evidencing security for the Loans and copies of the insurance policies and related certificates of insurance referred to in sections 6.1 ("Insurance") and 9.5 ("Insurance").

                 (d) No Default. No event shall have occurred or be continuing which constitutes an Event of Default or which would constitute an Event of Default with the giving of notice or the lapse of time or both.

                 (e) Security Documentation. Fleet's collateral documentation evidencing its liens on the Common Collateral, including the Security Agreement and the Pledge Agreement, shall have been amended to add all Borrowers as debtors, to add Bank and Collateral Agent as additional secured parties, and otherwise to be in form and substance satisfactory to the parties.

                 (f) Perfection of Liens. UCC-1 financing statements naming Bank and the Collateral Agent as secured parties, and, if applicable, certificates of title covering the Collateral executed by Borrowers shall have been duly recorded or filed (endorsed and delivered to Bank or Collateral Agent in the case of certificates of title) in the manner and places required by law to establish, preserve, protect, and perfect the interests and rights created or intended to be created by this Agreement and any other security agreement. The Collateral Agent shall have received the original Notes Receivable, endorsed in favor of the Collateral Agent. The Collateral Agent shall have received certificates evidencing the Subsidiary Stock, together with blank stock transfer powers assigning the Subsidiary Stock to the Collateral Agent.

                 (g) Real Estate Mortgage. Bank shall have received the Mortgage duly executed by Parent granting to Bank a first lien on the Real Estate and rents and leases arising from the Real Estate.

                 (h) Title Insurance. Bank shall have received a commitment for the issuance of a standard ALTA mortgagee title insurance policy from a company approved by Bank. The commitment for title insurance shall provide coverage of not less than the amount of the Real Estate Loan, insuring the Mortgage as valid first lien on the Real Estate, subject only to exceptions approved by Bank. The commitment shall specify such affirmative coverages and endorsements as Bank or Bank's counsel deems appropriate and specify Bank, as well as its successors and/or assigns, as the insured party.

                 (i) Surveys. Bank shall have received two sealed copies of a current survey of the Real Estate, prepared and certified within 60 days of the Closing Date by a Florida registered surveyor or a licensed professional Florida engineer, which complies with all requirements set forth in the loan commitment and is otherwise in form and substances satisfactory to Bank and its counsel.

                 (j) Appraisals and Environmental Assessments. Bank shall have received current appraisals of the Real Estate expressing an opinion of the Real Estate's market value that are satisfactory to Bank. Bank also shall have received a Phase I Environmental Assessment Report concerning the Real Estate satisfactory in form, scope, and substance to Bank and Bank's counsel and providing evidence satisfactory to Bank and Bank's counsel that the Real Estate does not contain asbestos or any other material or substance that is regulated or prohibited by local state, or federal environmental laws or regulations or that are known to pose a hazard to the environment or to human health, except those materials or substances that are disclosed in writing to, and approved in writing by, Bank. The environmental consultant shall have been ordered directly by Bank at the sole cost of Borrowers.

                 (k) Reports. Bank shall have received all reports and information from Borrowers called for under the Agreement as and when due.

                 (l) Opinion of Counsel. Bank shall have received on the date of this Agreement an opinion from counsel to Borrowers' satisfactory to Bank which is in the form of Exhibit "B" hereto and with respect to such other matters relating to the transactions contemplated hereby as Bank may reasonably request.

                 (m) Incumbency Certificate. Bank shall have received an incumbency certificate, dated as of the date of this Agreement, executed by the Secretary or Assistant Secretary of Borrowers, which shall identify by name and title and bear the signature of the officer of such Borrowers authorized to sign this Agreement and the Notes on behalf of Borrowers. Bank shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in any Loan Document.

                 (n) Consents. Bank shall have received consents and agreements of the landlords of each of the premises leased by Borrowers on which the Collateral is located as provided in section 4.1 ("Security"), all in form satisfactory to Bank.

                 (o) Lien Search. Bank shall have received a report from the Florida Department of State and any other jurisdiction in which any of the Collateral is located or in which Borrowers are located indicating that there are no Liens against that portion of the Collateral constituting personal property, except the Liens permitted by section 7.2 ("Liens and Security Interests").

                 (p) No Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of any Borrower, from such condition as it existed on the date of the most recent financial statements of such Person delivered prior to the date of this Agreement.

                 (q) Fees and Expenses. Bank has received all amounts required to be paid by Borrowers or another Person pursuant to the commitment letter delivered by Bank to Borrowers in connection with the Loan.

                 (r) Intercreditor Agreement. Bank, Fleet, Collateral Agent, and Borrower shall have executed the Intercreditor Agreement pursuant to which: (a) Bank is appointed Collateral Agent with respect to the Common Collateral, and (b) Fleet and Bank agree to allocation of certain prepayments and the liquidation proceeds of the Common Collateral.

                 (s) Registration Rights Agreement. The Registration Rights Agreement dated April 30, 1993, between Fleet and TransCor Waste Services, Inc., providing for registration of the shares of common stock of TransCor pledged by Parent to Fleet as collateral for the Fleet Loan shall have been amended to add Bank or Collateral Agent, at Bank's option, as an additional beneficiary of the registration rights provided for in the Agreement.

                 (t) Additional Documents. Bank shall have received such additional legal opinions, certificates, proceedings, instruments, and other documents as Bank or its counsel may reasonably request to evidence (a) compliance by Borrowers with legal requirements, (b) the truth and accuracy, as of the date of this Agreement, of the representations of Borrowers contained herein, and (c) the due performance or satisfaction by Borrowers, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by Borrowers pursuant hereto.

         3.2 Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, must have been met or performed before each advance under the Revolving Loan.

                 (a) Borrowing Request. To the extent required by Bank, Borrowers have delivered to Bank a written borrowing request.

                 (b) Supplementary Corporate Proceedings. Any supplementary corporate proceedings necessary to authorize the transaction have been taken by Borrowers.

                 (c) Accuracy of Representations. All representations and warranties made by Borrowers in this Agreement or otherwise in writing in connection with this Agreement are true and correct as if made on and as of the proposed date of the advance of Loan proceeds, and to the extent requested by Bank. Borrowers have so certified in writing.

                 (d) No Default. No Event of Default has occurred and is continuing, and to the extent requested by Bank. Borrowers have so certified in writing.

                 (e) Further Assurances. Borrowers have delivered such further documentation or assurances that Bank reasonably requires.

4.       Security for Loan

         4.1 Security. The Revolving Loan, Term Loan, and Real Estate Loan and each Note shall be secured by each of the following:

                 (a) A first-priority security interest in Borrowers' Accounts, Equipment, Instruments, Documents, Chattel Paper, General Intangibles, Inventory, the Subsidiary Stock, and the Notes Receivable, and other properties and interests as provided for in the Collateral Documents; and

                 (b) The unconditional guarantee of Guarantor limited to $2,250,000 of the Term Loan and to be released by its terms on receipt by Bank of full payment of the Term Loan or cash repayment of the Cumberland Holdings note in the amount of $4,291,049 described in the Security Agreement or the sale of the Cumberland Holdings note for cash of at least $3,000,000, provided that in either case the proceeds of which are paid to Collateral Agent for application against the Obligations and the Fleet Loan pursuant to the Intercreditor Agreement.

         To the extent the foregoing Collateral constitutes Common Collateral and so long as the Fleet Loan remains outstanding, Bank consents to Fleet sharing the first Lien on the Common Collateral and sharing pari passu in certain proceeds of the Common Collateral as further described in the Intercreditor Agreement.

         The Real Estate Loan shall be further secured by a first-priority mortgage lien on the Real Estate pursuant to the Mortgage.

         Borrowers agree to execute and deliver, or cause the execution and delivery of, such security agreements, deeds of trust, mortgages, assignments, guaranties, consents, subordination agreements, and financing statements as may be required by Bank to evidence such security, all in form satisfactory to Bank, as well as such consents and agreements of the landlords of each of the premises leased by Borrowers on which the Collateral is located, all in form satisfactory to Bank.

5.       Representations, Warranties, and General Covenants

         Borrowers jointly and severally represent, warrant, and covenant to and with Bank, which representations, warranties, and covenants shall survive until the Obligations are indefeasibly satisfied in full, that:

         5.1 Organization and Qualification. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has the corporate power to own its properties and to carry on its business as now being conducted; and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

         5.1 Corporate Power and Authorization: Compliance with Law. Each Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Notes and the other Loan Documents, and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary corporate action. Each Borrower further (a) is in compliance with all Requirements of Law applicable to it and (b) possesses all governmental franchises, licenses, and permits that are necessary to own or lease its assets and to carry on its business as now conducted.

         5.3 Enforceability: No Legal Bar. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered to Bank on behalf of each Borrower. This Agreement and each of the other Loan Documents constitute, and each Note when executed and delivered for value received will constitute, a valid and legally binding obligation of each Borrower enforceable in accordance with their respective terms. The execution, delivery, and performance by Borrowers of this Agreement and the other Loan Documents to which it is a party, each Borrower's borrowings pursuant to this Agreement, and use of the loan proceeds, will not violate any Requirement of Law applicable to Borrowers or constitute a breach or violation of, a default under, or require any consent under (except for consents that have been obtained), any of its Contractual Obligations, and will not result in a breach or violation of, or require the creation or imposition of any Lien on any of its properties or revenues pursuant to, any Requirement of Law or Contractual Obligation.

         5.4 Pending Actions. Except as disclosed in schedule 5.4, no action or investigation is pending or, so far as Borrowers' officers and directors know, threatened, before or by any court or administrative agency against any Borrower or against any of its businesses, properties or revenues
(a) with respect to any of the Loan Documents or any of the transactions contemplated by them, or (b) which might result in any Material Adverse Effect on any Borrower.

         5.5 Financial Statements. The financial statements of Borrowers dated June 30, 1994 (unaudited) (the "Financial Statement Date"), December 31, 1993, December 31, 1992, and December 31, 1991, heretofore delivered to Bank, and all other financial statements and reports furnished by each Borrower to Bank are complete and correct and fairly present the financial condition of the Borrower and the results of its operations and transactions as of the dates and for the periods referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. There are no liabilities, direct or indirect, fixed or contingent, of any Borrower as of the date of such financial statements which are not reflected therein or in the notes thereto. Neither said financial statements nor any other financial statements, reports, and information furnished by Borrower to Bank, when considered with the SEC filings referenced in section 5.7 ("SEC Filings"), contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrowers have failed to disclose to Bank in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Collateral, business, prospects, profits, or conditions (financial or otherwise) of any Borrower or the ability of any Borrower to perform this Agreement.

         5.6 No Change. Since the Financial Statement Date, there has not been: (a) any material adverse change in the assets, liabilities, business, or condition (financial or other) of any Borrower; (b) any loss, damage, or destruction, whether or not covered by insurance, that materially adversely affected the assets or property of any Borrower; (c) any distribution by any

Borrower to its shareholders in cash, securities, or other property; (d) any change in any of Borrowers' accounting methods, practices, or principles or depreciation and amortization rates or policies, except as required by law or to conform with GAAP; or (e) except in the usual and ordinary course of business, any of the following: (i) any breach, execution, extension, modification, or termination by any Borrower of any Contractual Obligation;
(ii) any disposition by any Borrower of, or the imposition of a Lien on, any asset of the Borrower, except for a Lien permitted under section 5.8 ("Title to Properties"); (iii) any cancellation of a debt owed to, or a claim held by, any Borrower; or (iv) any Event of Default. No Contractual Obligation of any Borrower and no Requirement of Law materially adversely affects, or to the extent that the Borrower can reasonably foresee might so affect, the business, operations, property, or condition (financial or other) of any Borrower.

         5.7 SEC Filings. Each of Parent, Guarantor, and TransCor Waste Services, Inc., previously has furnished or made available to Bank accurate and complete copies of its forms, reports, and documents filed with the Securities and Exchange Commission ("SEC") since January 1, 1993 (the "SEC Documents"), which include all reports, schedules, proxy statements, and registration statements filed or required by it to be filed with the SEC since January 1, 1993. As of their respective dates, the SEC Documents did not contain any untrue statements of a material fact or omit to state a material fact required to be stated in those documents or necessary to make the statements in those documents not misleading, in light of the circumstances in which they were made.

         5.8 Title to Properties. Each Borrower has good and marketable title to all of its assets, other than (including the Collateral), subject to no Lien, except inchoate Liens arising by operation of law for obligations which are not yet due and except for the Liens and security interests described on Exhibit "C" to this Agreement. Except for the security interests granted herein or reflected on Exhibit "C" to this Agreement, Borrowers will be the sole owner of the Collateral to be acquired after the date hereof free from any adverse Liens, security interests or other encumbrances. Borrowers shall defend the Collateral against all claim and demands of all other parties who at any time claim any interest in the Collateral. Borrowers enjoy peaceable and undisturbed possession under all leases under which they are operating, and none of such leases contain any provisions which may materially and adversely affect or impair the operations of Borrowers, and all of such leases are valid and subsisting and in full force and effect.

         5.9 Pension Plans. Except as set forth on schedule 5.9, Borrowers have not established and are not parties to any Plan or to any stock option or deferred compensation plan or contract for the benefit of its employees or officers, any pension, profit sharing or retirement plan, stock redemption agreement, or any other agreement or arrangement with any officer, director, or stockholder, members of their families, or trust for their benefit. Borrowers are in compliance with all applicable provisions of ERISA. Neither any Borrower nor any Subsidiary of a Borrower has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could result in a material adverse change in the financial condition of any Borrower, including but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Neither any Borrower nor any Subsidiary of a Borrower has any withdrawal liability in connection with a Multiemployer Plan.

         5.10 Taxes. Borrowers have filed all federal, state, and local tax returns which are required to be filed and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Borrowers. No Contractual Obligation of any Borrower and no Requirement of Law materially adversely affects, or to the extent that any Borrower can reasonably foresee might so affect, the business, operations, property, or condition (financial or other) of any Borrower. Borrowers have paid all withholding, FICA and other payments required by federal state or local governments with respect to any wages paid to employees.

         5.11 Collateral. The security interests granted to Bank or Collateral Agent herein and pursuant to any other security agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the security agreement, will constitute, a security interest under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Liens permitted pursuant to section 5.8 ("Title to Properties"). All of the Collateral is intended for use solely in Borrowers' business.

         5.12 Labor Law Matters. No goods or services have been or will be produced by Borrowers in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour, or other similar laws or regulations. No collective bargaining agreement concerning any of Borrowers' employees exists or is being negotiated.

         5.13 Judgment Liens. Neither Borrowers nor any of their assets are subject to more than $50,000 in the aggregate of unpaid judgments (whether or not stayed) or judgment liens in any jurisdiction.

         5.14 Place of Business. Each Borrower's chief executive office is located at 1502 Second Avenue, Tampa, Florida 33605, and it has not changed the location of its chief executive office from a location in a different state within the last five (5) years. Borrowers' places of business are set forth on the attached Exhibit "D." Except as indicated on said exhibit, the real estate constituting each said location is owned by Borrowers. With respect to locations not owned by Borrowers, said exhibit sets forth the name and address of each landlord, the location of the property, and the remaining term of the lease. Borrowers have separately furnished to Bank true and correct copies of the lease agreements for each said parcel.

         5.15 Full Disclosure. All information furnished by Borrowers to Bank concerning Borrowers, their financial condition, the Collateral or otherwise for the purpose of obtaining credit or an extension of credit, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter. The books of account, minute books, and stock record books of Borrowers are complete and correct and have been maintained in accordance with good business practices, and there have been no transactions adversely affecting the business of Borrowers that should have been set forth therein and have not been so set forth.

         5.16 Borrowers Name. Except as set forth in schedule 5.16, Borrowers have not changed their names or been known by any other names within the last five (5) years (except for TransCor Waste Services, Inc., which has changed its name during the past five years, but always from a name that commenced with "TransCor"), nor have they been the surviving corporations in a merger effected within the last five (5) years.

         5.17 Existing Debt. Except as set forth on schedule 5.17, (a) Borrowers are not in default with respect to any of their existing Debt or with respect to any Contractual Obligation to which Borrowers are a party, (b) Borrowers are not subject to any federal, state or local tax Liens, nor has such Person received any notice of deficiency or other official notice to pay any taxes, and (c) each Borrower has paid all sales and excise taxes payable by it.

         5.18 Insolvency. Each Borrower is now and, after giving effect to the transactions contemplated hereby, at all time will be, Solvent.

         5.19 Intellectual Property. Each Borrower owns or is licensed to use, all trademark trade names, copyrights, technology, know-how, and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"). Borrower does not hare any material licenses of Intellectual Property. No claim has been asserted and is pending by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property and Borrowers do not know of any valid basis for any such claim. The use of the Intellectual Property by Borrowers does not infringe on the rights of any Person.

         5.20 Subsidiaries. Borrowers have no Subsidiaries, except as indicated on Exhibit "E" to this Agreement.

         5.21 Environmental Matters. Except as set forth in schedule 5.21 and except for matters that are not known to Borrowers' officers and that will not have a Material Adverse Effect on any Borrower, Borrowers are in compliance with all Environmental Regulations and with all other federal, state, and local laws and regulations relating to the environment and pollution, including such laws and regulations regulating hazardous, radioactive and toxic material and underground petroleum products storage tanks. Except as set forth in schedule
5.21 no assessment, notice of (primary or secondary) liability or notice of financial responsibility, or the amount thereof, or to impose civil penalties has been received by Borrowers, and there are no facts, conditions, or circumstances known to Borrowers which could result in any investigation or inquiry if all such facts, conditions, and circumstances, if any, were fully disclosed to the applicable governmental authority. Borrowers have paid any environmental excise taxes due and payable, including without limitation, those imposed pursuant to sections 4611, 4661, 4681 of the Internal Revenue Code of 1986, as amended from time to time. Borrowers represent and warrant that Borrowers have obtained any permits, licenses, or similar authorizations required to construct, occupy, operate, or use any buildings, improvements, fixtures, or equipment in connection with their businesses by reason of any Environmental Regulations. Borrowers represent and warrant that no oil, toxic or hazardous substances, or solid wastes have been disposed of or released by Borrowers in connection with the operation of its business and that Borrowers will not dispose of or release oil, toxic or hazardous substances, or solid wastes at any time in its operation of its business, except in full compliance with all the foregoing laws (the terms "hazardous substance" and "release" shall have the meanings specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the terms "solid waste" and "disposal," "dispose," or "disposed" shall have the meanings specified in the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein).

         5.22 Ownership. All issued and outstanding capital stock of Borrowers is owned as set forth in Exhibit "E." Except as set forth in the foregoing schedule, there are not outstanding any warrants, options, or rights to purchase any shares of capital stock of Borrowers, nor does any Person have a Lien upon any of the capital stock of Borrowers.

         5.23 Inventory. All Inventory is marketable in the ordinary course of business. All Inventory has been produced, and during the term hereof will be produced, in compliance with the requirements of the Federal Fair Labor Standards Act. No Inventory is now, nor shall any Inventory at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Bank's prior written consent and, if Bank gives such consent, Borrowers will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Bank, in form and substance acceptable to Bank, warehouse receipts therefor in Bank's name. No Inventory is or will be consigned to any Person without Bank's prior written consent, and, if such consent is given, Borrowers shall, prior to the delivery of any Inventory on consignment, (a) provide Bank with all consignment agreements to be used in connection with such consignment, all of which shall be acceptable to Bank, (b) prepare, execute, and file appropriate financing statements with respect to any consigned Inventory, showing Bank as assignee, (c) conduct a search of all filings made against the consignee in all jurisdictions in which any consigned Inventory is to be located and deliver to Bank copies of the results of all such searches, and (d) notify, in writing, all the creditors of the consignee which are or may be holders of Liens in the Inventory to be consigned that Borrowers expect to deliver certain Inventory to the consignee, all of which Inventory shall be described in such notice by item or type.

         5.24 Representations True. No representation or warranty by Borrowers contained herein or in any certificate or other document furnished by Borrowers pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

6. Affirmative Covenants. Borrowers agree and covenant that until the Obligations have been indefeasibly paid in full and until Bank has no further obligation to make advances under the loan, each Borrower shall:

         6.1     Insurance.       Maintain insurance with insurance companies
satisfactory to Bank on such of its properties, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity, and shall file with Bank upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the properties and risks covered thereby, and, within 10 days after notice in writing from Bank, shall obtain such additional insurance as Bank may reasonably request. All such policies shall provide that any losses payable thereunder shall (pursuant to loss payable clauses, in form and content acceptable to Bank, to be attached to each policy) be payable to Bank to the extent of its interest in the Collateral, and provide that the insurance provided thereby, as to the interest of Bank, shall not be invalidated by any act or neglect of Borrowers, nor by the commencing of any proceedings by or against Borrowers in bankruptcy, insolvency, receivership, or any other proceedings for the relief of a debtor, nor by any foreclosure, repossession, or other proceedings relating to the property insured, nor by any occupation of such property or the use of such property for purposes more hazardous than permitted in the policy. Borrowers hereby assign to Bank all right to receive proceeds of the Collateral, direct any insurer to pay all proceeds directly to Bank, and authorize Bank to endorse any check or draft for such proceeds and apply the same toward satisfaction of the Obligations. Borrowers shall furnish to Bank insurance certificates, in form and substance satisfactory to Bank, evidencing compliance by it with the terms of this section and, upon the request of Bank at any time, Borrowers shall furnish Bank with photostatic copies of the policies required by the terms of this section. Borrowers will cause each insurer under each of the policies to agree (either by endorsement upon such policy or by letter addressed to Bank) to give Bank at least 10 days' prior written notice of the cancellation of such policies in whole or in part or the lapse of any coverage thereunder. Borrowers agree that they will not take any action or fail to take any action which action or inaction would result in the invalidation of any insurance policy required hereunder. At renewal or no later than 10 days following the date each such policy or policies shall expire, Borrowers shall furnish to Bank evidence of renewal. Borrowers shall furnish to Bank such evidence of insurance as Bank may require.

         6.2 Corporate Existence: Qualification. Maintain its corporate existence and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes its qualification necessary, maintain good standing.

         6.3 Taxes. During its fiscal year, accrue all current tax liabilities of all kinds, all required withholding of income taxes of employees, all required old age and unemployment contributions, all required payments to employee benefit plans, and pay the same when they become due.

         6.4 Compliance with Laws. Comply with all Requirements of Law, including Environmental Regulations, and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against the property, except claims being contested in good faith by appropriate proceedings (provided the Borrower promptly notifies Bank in writing of such contest), and against which reserves deemed adequate by Bank have been set up. Specifically, each Borrower shall pay when due all taxes and assessments upon the Collateral, this Agreement, the Notes, or any Loan Document, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein.

         6.5 Annual Financial Statements. Within 90 days after the close of each fiscal year, furnish Bank with annual audited financial statements of Borrowers on a consolidated and consolidating basis, consisting of balance sheets, operating statements and such other statements as Bank may reasonably request, for the period(s) involved, prepared in accordance with GAAP consistently applied for the period involved and for the preceding fiscal year and certified as correct by independent certified public accountants acceptable to Bank.

         6.6 Interim Financial Statements. Within 45 days after the close of each calendar quarter, furnish bank with unaudited quarterly and year-to-date financial statements of Borrowers on a consolidated and a consolidating basis and of Guarantor on a consolidated and consolidating basis, consisting of balance sheets and operating statements and a listing of all contingent liabilities of Borrowers and Guarantor for the periods involved and such other statements as Bank may request, prepared in accordance with GAAP applied on a basis consistent with the financial statement(s) previously furnished to Bank, taken from the books and records of Borrowers and Guarantor, and certified as correct by the Chief Financial Officer of Parent and Guarantor, respectively. Borrowers shall also deliver to Bank statutory statements for Guarantor and its subsidiaries.

         6.7     Certificates:  Other Information.  Furnish to Bank:

                 (a) concurrently with the delivery of the financial statements referred to in sections 6.5 and 6.6, a certificate from the President or Chief Financial Officer of Parent and Guarantor (i) containing computations confirming Borrowers' compliance with section 6.21 ("Affirmative Financial Covenants"); (ii) stating that after diligent investigation, they have determined that Borrowers and Guarantors, respectively, during the period have observed or performed all of their covenants in this Agreement and in the other Loan Documents; and (iii) stating that the officers do not know of any default or Event of Default by any Borrower or Guarantor, respectively, under this Agreement or the other Loan Documents; and

                 (b) all other information regarding the affairs of Borrowers and Guarantor that Bank from time to time reasonably requests.

         6.8 Collateral Reports: Job Status Reports. Furnish to Bank for each Borrower whenever requested by Bank a detailed accounts receivable aging report as of the last day of the previous month, a detailed accounts payable aging report, and an inventory report, all in form and substance, and containing such detail and information as Bank shall request, and furnish to Bank copies of all physical inventory listings when prepared by Borrower. Borrowers shall also furnish to Bank job status reports for each Borrower, whenever requested by Bank.

         6.9 SEC Filings. Within ten (10) days following the date each of Parent, Guarantor, and TransCor Waste Services, Inc., makes the filing with the SEC, (a) a copy of its Annual Report on Form 10-K, as filed with the SEC; (b) a copy of its Quarterly Report on Form 10-Q; and (c) promptly on becoming available, any other report or statement that it files with the SEC or mails to its shareholders. Each of the foregoing reports shall be filed with the SEC when due as specified by the applicable instruction to the report (for example, Instruction A to the Form 10-K and Form 10-Q).

         6.10 Visits and Inspections. (a) give agents and representatives of Bank full and unrestricted access from time to time during normal business hours to its business premises, offices, properties, books, records, and information; (b) permit agents and representatives of Bank to make such audit and examination thereof (including an examination of the Equipment), and conduct such other investigation, as they consider appropriate to determine and verify it business properties, operation, or condition (financial or other) and to consummate the transactions contemplated by this Agreement; and (c) furnish to Bank and its agents and representatives such additional information with respect to its business and affairs as Bank or they reasonably request from time to time. Borrowers shall bear the costs of such audits, reports, and inspections.

         Each Borrower shall keep true books, records, and accounts that completely, accurately, and fairly reflect all dealings and transactions relating to its assets, business, and activities and shall record all transactions in such manner as is necessary to permit preparation of its financial statements in accordance with GAAP.

         6.11 Payments on Note. Duly and punctually pay the principal and interest on the Notes, in accordance with the terms of this Agreement and of the Notes, and pay all other Debt of the Borrower reflected on the financial statements delivered to Bank and referred to in section 5.5 ("Financial Statements") and all other Debt incurred after the date hereof in accordance with the terms of such debt.

         6.12 Conduct of Business. Conduct its business as now conducted and do all things necessary to preserve, renew, and keep in full force and effect its rights, patents, permits, licenses, franchises, and trade names necessary to continue its business. Each Borrower shall comply with all Contractual Obligations applicable to it and its business and properties.

         6.13 Maintenance of Properties. Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto and comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.

         6.14 Additional Documents. Join Bank in executing any security agreements, assignments, consents, financing statements or other instruments, in form satisfactory to Bank, as Bank may from time to time request in connection with the Collateral and the other security for the Loan.

         6.15 Notice to Bank. Promptly notify Bank of: (a) any default or Event of Default, (b) the acceleration of the maturity of any Debt or Contractual Obligation; (c) a default in the performance of, or compliance with, any Requirement of Law or Environmental Regulation, or Contractual Obligation of any Borrower that might have a Material Adverse Effect on any Borrower; (d) any litigation, dispute, or proceeding that is pending or known by any Borrower's officers to be threatened against the Borrower and that might involve a claim for damages or a request for injunctive, enforcement, or other relief that, if granted, might reasonably be expected to have a Material Adverse Effect on the Borrower; (e) a change in either the name or the principal place of business of any Borrower or the office where its books and records are kept; (f) any change in its accounting methods, policies, or practices for financial reporting purposes or any material change in its accounting method, policies, or practices for tax reporting purposes; (g) a material adverse change in the business, operations, assets, property, or condition (financial or other) of any Borrower; and (h) any matter regarding which Borrowers are required to notify Fleet pursuant to the Fleet Loan. Each Borrower shall provide with each notice pursuant to this section a statement of an officer of the Borrower setting forth details of the occurrence referred to in the notice and stating what action the Borrower proposes to take with respect to it.

         6.16    Subordination of Debt.  Except for any Debt set forth on
schedule 6.6, provide Bank with a debt subordination agreement, in form and substance satisfactory to Bank, executed by each Borrower and any Person who is an officer, director, shareholder, or Affiliate of the Borrower to whom the Borrower is or hereafter becomes indebted, subordinating in right of payment and claim all of such Debt and any future advances thereon to the full and final payment of the Obligations.

         6.17 Collection of Accounts. Diligently pursue collection of all Accounts and other amounts due any Borrower from others, including Affiliates of Borrower.

         6.18 Landlord and Storage Agreements. Provide Bank with copies of all agreements between any Borrower and any landlord or warehouseman which owns any premises at which any Inventory or other Collateral may, from time to time, be kept.

         6.19 Auditors' Letters. Furnish Bank with a copy of each letter written to any Borrower by its independent certified public accountant concerning internal controls and management review immediately upon receipt of same.

         6.20    ERISA Compliance

                 (a) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan;

                 (b) Promptly after the filing thereof, furnish to Bank copies of an annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates;

                 (c) Notify Bank as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which any Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan; and

                 (d) Furnish to Bank, promptly upon Bank's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

         6.21 Financial Covenants. Maintain as of the end of each calendar quarter: (a) total Tangible Net Worth and Subordinated Debt of not less than $15.9 million; (b) a ratio of Debt less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than the following:

              Calendar Quarter Ends                              Ratio
              ---------------------                              -----
              June 30,1994, and September 30, 1994               3.5:1
              December 31 1994, and March 31, 1995               3.0:1
              June 30, 1995, and September 30, 1995              2.5:1
              December 31, 1995, and thereafter                  2.0:1

(c) Debt Service Coverage oL. not less than 1:1, beginning with the quarter ended December 31, 1994, through December 30, 1996, and of not less than 1.25:1 thereafter; (d) Fixed Charge Coverage of not less than 1:1, beginning with the quarter ended December 31, 1994, through December 30, 1996, and of not less than 1.25:1 thereafter; and (e) Net Income of at least $1.5 million during each twelve-month period preceding each calendar quarter end on each March 31, June 30, September 30, and December 31, the cumulative Net Income for the preceding 12 months as reported at the calendar quarter and must equal at least $1,500,000. Each of the foregoing covenants will be measured on a consolidated basis for all of Borrowers.

         6.22 Physical Inventory. At least one time during each fiscal year, conduct a physical inventory of all of its equipment, machinery, rolling stock, and containers and shall promptly certify to Bank the results of such inventory in detail satisfactory to Bank.

         6.23 Subsidiary Stock Ownership. Parent shall continue to own directly or indirectly 100 percent of the stock of all of its Subsidiaries (other than TransCor Waste Services, Inc., and its subsidiaries); Parent shall continue to own directly no less than a majority of the Aggregate Outstanding Shares (as defined herein) of TransCor Waste Services, Inc.; all of the shares of stock of TransCor Waste Services, Inc., owned by Parent shall be pledged to the Collateral Agent as Common Collateral; TransCor Waste Services, Inc., shall continue to own directly or indirectly 100 percent of the stock of all of its Subsidiaries; TransCor Waste Services, Inc., shall not issue shares of a different class of stock from its currently outstanding common stock; and no shares of the stock of TransCor Waste Services, Inc., shall be issued at a price less than the fair market of such shares at the time of issuance of such shares and TransCor Waste Services, Inc., shall grant no warrants or options to purchase shares of its stock at an exercise price less than the fair market value of such shares at the time such warrants or options are granted. For the purposes of this section, "Aggregate Outstanding Shares" shall mean the aggregate of the issued and outstanding shares of the stock of TransCor Waste Services, Inc., and the shares of stock that may be purchased currently or in the future by the exercise of all warrants, options and rights at any time outstanding.

7. Negative Covenants. Until the Obligations have been indefeasibly repaid in full and until Bank has no further obligation to make advances under the Loan, without the prior written consent of Bank, each Borrower shall not:

         7.1 Indebtedness. Except as permitted or contemplated by this Agreement, create, incur, assume, or suffer to exist any Debt or obligation for money borrowed, or guarantee or endorse, or otherwise be or become contingently liable in connection with the obligations of any person, firm, or corporation (including any Affiliate), except:

                 7.1.1 Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which reserves deemed adequate by Bank have been established by Borrowers, but only if the non-payment of such taxes does not result in a Lien upon any property of the Borrower that has priority over the Lien held by Bank;

                 7.1.2 Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;

                 7.1.3 Debt, other than for borrowed money, incurred in the ordinary course of business, including that evidenced by trade promissory notes with a maturity of less than one year;

                 7.1.4 Debt to third parties other than Bank for borrowing incurred in connection with the purchase money financing of capital assets used in the business of Borrowers or to reimburse Borrowers for purchases of capital assets made within six months of the time the debt is incurred, not to exceed $5 million on a consolidated basis during any fiscal year of Borrowers;

                 7.1.5    Debt for money borrowed from Bank;

                 7.1.6 Debt incurred prior to the date of this Agreement and reflected on the financial statements referred to in section 5.5 ("Financial Statements") which is not to be repaid with the proceeds of the Loans, including the Fleet Loan;

                 7.1.7 Debt, the proceeds of which are used to repay the Debt described in sections 7.1.4 and 7.1.6.

         7.2 Liens and Security Interests. Create, incur, assume, or suffer to exist any Lien (including charges on property purchased under conditional sales or other title-retention agreement) on any of its property or assets, now owned or hereafter acquired, except:

                 7.2.1 Liens for taxes not yet due or which are being contested in good faith by appropriate proceeding and against which reserves deemed adequate by Bank have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA);

                 7.2.2 Other Liens incidental to the conduct of its business or the ownership of its property and assets;

                 7.2.3    Liens created to secure the Debt permitted by section
7.1.4 or to secure Debt that refinances the Debt permitted by section 7.1.4, so long as in each case the Liens encumber only the capital assets acquired with the proceeds of the permitted purchase money Debt;

                 7.2.4    Lien in favor of Bank;

                 7.2.5 Liens on the Common Collateral in favor of the Collateral Agent that are permitted under and governed by the Intercreditor Agreement; and

                 7.2.6    Liens reflected on Exhibit "C" to this Agreement.

         7.3 Dividends and Distributions. Except for transactions benefitting another Borrower as shareholder, declare any dividends on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of any Borrower.

         7.4 Affiliate Transactions. Purchase, acquire or lease property from, or sell, transfer or lease any property to, or engage in any other transaction or arrangement with, any Affiliate of any Borrower, except for such transactions with other Borrowers and except in the ordinary course of Borrowers' business and under terms and conditions which would apply if disinterested parties were involved.

         7.5 Financing Statements. Permit any financing statement to be on file with respect to the Collateral except for a financing statement that pertains to a Permitted Lien.

         7.6 Location of Collateral. Change the locations at which the Collateral is maintained to a location outside of the United States; change the name, identity, or corporate structure of Borrowers or change the location of its chief executive office.

         7.7 Destruction of Collateral. Waste or destroy the Collateral or use it in violation of any statute or ordinance.

         7.8 Liquidation, Merger or Consolidation. Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or enter into any merger or consolidation, or acquire all or substantially all of the assets of any Person; or sell lease, or otherwise dispose of any of its assets in an aggregate amount exceeding $100,000 during any fiscal year, except for sales of assets associated with the Tennessee operations of TransCor Waste Services, Inc., disposition of the Lantana site by ins Recycling Corporation, sales of Equipment in accordance with the Security Agreement, and sales of Inventory in the ordinary course of its business, or disposition of the Note Receivable payable by Guarantor or of the assets or outstanding stock of ThermoCor Kimmins, Inc., in accordance with section 6.10 of the Security Agreement and section 5(c) of the Pledge Agreement.

         7.9 Loans or Advances and Other Investments. Make or permit to remain outstanding loans or advances or pay any management or similar fees to any Person other than another Borrower, except for such loans, advances, or payments that do not exceed $100,000 in the aggregate during any calendar year; or until the Term Loan has been paid in full own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any stock, bonds notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person (other than the securities of another Borrower) except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by Moody's Investors Service, Inc., or Standard & Poor's Corporation, (d) endorsement of negotiable instruments for collection in the ordinary course of business; (e) trade credit advanced in the ordinary course of business; (f) advances to employee in the ordinary course of business; (g) any other Investment outstanding on the date of this Agreement and disclosed to Bank; (h) other Investments approved in writing by Bank; and
(i) any renewals or extensions of the foregoing Investments.

         7.10 Capital Expenditures. Make any Cash Capital Expenditures in any fiscal year exceeding a total of $500,000 on a consolidated basis, that are not financed within six months.

         7.11 Acquisitions. Purchase or acquire the obligations or stock of or any other interest in any Person, except direct obligations of the United States of America, certificates of deposit or other investments issued by Bank or by any bank designated in writing by Bank, or other purchases or acquisitions that do not exceed $100,000 on a consolidated basis in the aggregate during any calendar year.

         7.12 Prepayment of Debt. If an Event of Default or an event that with notice or the passage of time would constitute a default has occurred, prepay any Debt, except Debt to Bank.

         7.13 Lease Transactions. Enter into any sale and lease-back arrangement.

         7.14 Subordinated Debt. Make any payment (principal or interest) with respect to Subordinated Debt to any Person not a Borrower, or with respect to any Debt that would be Subordinated Debt but for the absence of a subordination agreement in effect with respect thereto.

         7.15 Change in Business: Fiscal Year. Enter into any business which is substantially different from the business or businesses in which it is presently engaged or change the fiscal year of any Borrower.

         7.16 Accounts. Sell, assign, or discount any of its Accounts, Chattel Paper, or any promissory notes held by it other than discount of such Accounts, Chattel Paper, or notes in the ordinary course of business for collection.

         7.17 Margin Stock. Use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

         7.18 Subsidiaries. Acquire, form or dispose of any Subsidiaries, or permit any Subsidiary to issue capital stock except to its parent. Each Borrower shall maintain at least the percentage ownership of each Subsidiary shown on the attached Exhibit "E."

         7.19 Amendment to Articles or Bylaws. Amend the Articles of Incorporation or Bylaws of any Borrower in any manner that adversely affects the rights or interests of Bank.

8.       Environmental Provisions

         8.1 Contamination. Borrowers acknowledge that certain soil and groundwater in (i) the northwestern portion of the parcel of Real Estate having a street address of 1501 2nd Avenue ("Area One"), (ii) the vicinity of the underground storage tank formerly located on the parcel of Real Estate having a street address of 1617 2nd Avenue ("Area Two"), and (iii) the vicinity of the maintenance building situated on the parcel of Real Estate having a street address of 1616 2nd Avenue ("Area Three"), may have been impacted by petroleum hydrocarbon and/or other contaminant substances (collectively, the "Contamination"). Borrowers further acknowledge that, as of the date of this Agreement, Bank's knowledge concerning the Contamination is limited to the information set forth in the Phase I Environmental Site Assessment prepared in August 1994 by EnviroAssessments, Inc. (the "Report"). Without limiting the generality of Borrowers' obligation under this Agreement to maintain the Real Estate in compliance with applicable Environmental Regulations, Borrowers specifically agree to conduct such assessment and remediation work as may be necessary to bring Area One, Area Two, and Area Three into compliance with applicable Environmental Regulations and otherwise satisfy the requirements of the Florida Department of Environmental Protection, the Hillsborough County Environmental Protection Commission, or any other local, state, or federal agency with jurisdiction regarding the environmental condition of the Real Estate (collectively, "the Regulating Agencies").

         8.2 Environmental Assessment and Remediation Obligation of Borrowers. Borrowers agree to promptly undertake and diligently proceed with the assessment and remediation of the Contamination at their sole cost and expense. Borrowers shall select and utilize only qualified engineers, contractors, and consultants (collectively, the "Consultants") to conduct the assessment and remediation required under this Agreement. All Consultants must be approved in writing by Bank before they initiate work in connection with the Contamination. For purposes of this Agreement, the term "assessment" shall mean the identification of the types and concentrations of contaminants present in the soil and groundwater, the delineation of the horizontal and vertical extent of those contaminants, and the evaluation of the appropriate remedial action necessary to bring Area One, Area Two, and Area Three, as well as any other property impacted by the Contamination, into compliance with applicable Environmental Regulations or comply with the requirements of the Regulating Agencies. For purposes of this Agreement, the term "remediation" shall mean any response, removal, or other remedial action required by or initiated pursuant to the mandate of any Environmental Regulation or Regulating Agency. Borrowers shall initiate Contamination assessment within 30 day of the date of this Agreement and shall diligently and continuously pursue those assessment efforts and any required remediation in good faith to completion in accordance with this section. Borrowers shall keep Bank fully apprised at all times of the status of the assessment and remediation of the Contamination. Without limiting the generality of the foregoing, Borrowers shall provide to Bank within ten days after receipt copies of all reports and testing data generated by or on behalf of Borrowers or the Consultants with respect to the assessment and remediation of the Contamination. Additionally, Borrowers shall submit monthly written reports to Bank, in form and substance satisfactory to Bank, apprising Bank of the status of those activities and all material developments relating to the Contamination. Bank reserves the right to have an independent environmental consultant and/or Bank's legal counsel review such reports ant data and Borrowers agree to pay the reasonable cost of that review. Borrowers further agree to allow Bank's consultant and other Bank representatives access to the Real Estate for purposes of conducting site inspections and verifications. For purposes of this Agreement, Borrowers shall be deemed to have completed all required assessment and remediation efforts with respect to the Contamination when all regulatory mandates with respect to the assessment and remediation have been satisfied as evidenced by the delivery to Bank of (1) a written certification issued by Borrowers' Consultants in form and substance acceptable to Bank, and its independent consultant and legal counsel, that all required assessment or remediation has been completed with respect to the Contamination, or (2) a "No Further Action Letter" issued by the appropriate Regulatory Agency, as determined by Bank and its independent consultant and legal counsel.

         8.3 Escrow for Assessment and Remediation Costs. At closing, Bank may hold back from the amount available to be drawn under the Revolving Loan the sum of $100,000 to secure the satisfaction of Borrowers' assessment and remediation obligations under this Agreement. The amounts held back shall not be used to pay any assessment or remediation costs until an actual estimate of those costs is prepared by Borrowers' consultants, submitted to Bank, and approved by Bank's independent consultant. None of amounts held back may be disbursed to pay any assessment or remediation cost incurred by Borrowers until the estimated aggregate sum of all remaining assessment and remediation costs is less than or equal to the remaining amounts held back. Thereafter, Bank may, at its sole option, (i) disburse all or part of any invoice submitted to it for services rendered by the consultant in connection with the Contamination or (ii) require Borrowers to pay such invoices directly, without disbursement from the amounts held back. At no time shall any draw be made on the amounts held back that would reduce the balance of the amounts held back below the actual estimate of the remaining costs to be incurred for the assessment and remediation of the Contamination. Additionally, if the estimate of the remaining assessment and remediation costs relating to the Contamination is found to exceed the amount actually held back then upon demand by Bank, Borrowers shall repay amounts on the Revolving Loan so that the aggregate amount reserved and held back is sufficient to remedy that deficiency. Upon the completion of all assessment and remediation required under the Agreement, as certified by Borrowers' Consultants and approved by Ban's independent consultant and legal counsel, any remaining balance held back shall be available to be disbursed to Borrowers. In no event will the held back amounts be subject to being disbursed before October 5, 1994, following payment of the initial payment due under the Real Estate Loan.

         8.4 Indemnification. Borrowers, jointly, severally, and unconditionally, indemnify and hold Bank harmless from and against any and all loss, cost, claim, damage, expense, liability, or cause of action arising out of or relating to the Contamination or the breach of any of Borrowers' obligations under this Agreement relating to the Contamination or the assessment or remediation of the Contamination, including, without limitation, all costs of remediation or "clean-up" relating to the Contamination, all costs of determining whether the Real Estate is in compliance with applicable Environmental Regulations, all costs of bringing the Real Estate into compliance with all applicable Environmental Regulations, and all of Bank's attorneys' fees, consultants' fees, and court costs associated with the existence, assessment, or remediation of the Contamination. The obligations of Borrowers under this section shall survive any termination of this Agreement.

         8.5 Environmental Management of Mortgaged Property Facility. The parties to this Agreement acknowledge that, as of the date of this Agreement, Bank has not participated in the operation or management of the Real Estate or any facilities located on it and has not otherwise been in a position to influence financial management, environmental remediation, hazardous waste disposal, or hazardous material treatment affecting or relating to the Real Estate. Moreover, the parties acknowledge that nothing contained in this Agreement would grant to Bank the right or ability to meaningfully direct, influence, or control future decisions regarding environmental remediation on the Real Estate, the disposal or treatment of hazardous waste delivered to or otherwise present on the Real Estate, or the financial management of the Real Estate. The parties also acknowledge that the obligations of Borrowers and the limited rights of Bank under this Agreement with respect to the assessment and remediation of the Contamination are intended only to protect the value of the Collateral securing Bank's Loans.

9.       Additional Representations, Covenants, and Agreements Relating to
Collateral

         9.1 Affirmation of Representations. Each request for a loan or advance made by Borrowers pursuant to this Agreement or any of the other Loan Documents shall constitute (a) an automatic representation and warranty by Borrowers to Bank that there does not then exist any default or Event of Default and (b) a reaffirmation as of the date of said request that all of the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true in all material respects, except for any changes in the nature of Borrowers' business or operations that would render the information contained in any exhibit attached hereto either inaccurate or incomplete, so long as Bank has consented to such changes or such changes are expressly permitted by this Agreement.

         9.2 Waivers. Borrowers hereby waive any and all causes of action and claims which they may ever have against Bank as a result of any possession, collection, settlement, compromise, or sale by Bank of any of the Accounts upon the occurrence of an Event of Default hereunder, notwithstanding the effect of such possession, collection, settlement, compromise, or sale upon the business of Borrowers, except to the extent arising from gross negligence or willful misconduct. Said waiver shall include all causes of action and claims which may result from the exercise of the power of attorney conferred upon Bank in section 8.10 ("Attorney-in-Fact"). The failure at any time or times hereafter to require strict performance by Borrowers of any of the provisions, warranties, terms, and conditions contained in this Agreement or any other agreement, document, or instrument now or hereafter executed by Borrowers, and delivered to Bank, shall not waive, affect, or diminish any right of Bank thereafter to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms, and conditions contained in such agreements, documents or instruments, and any waiver of default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same are of a different type. None of the warranties, conditions, provisions, and terms contained in the Agreement or any other agreement, documents, or instrument now or hereafter executed by Borrowers and delivered to Bank shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers, or employees, but only by an instrument in writing signed by an officer of Bank and directed to Borrowers specifying such waiver.

         9.3 Discharge of Taxes and Liens. At its option, Bank may discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrowers agree to reimburse Bank, on demand, for any payment made or expense incurred by Bank pursuant to the foregoing authorization, including, without limitation, attorneys' fees.

         9.4 Insurance. Without limiting any other provision hereof, each Borrower shall keep the Collateral insured in amounts equal to its full insurable value, with companies, and against such risks as may be satisfactory to Bank. Borrowers will pay the costs of all such insurance and deliver policies evidencing such insurance to Bank with mortgagee loss payable clauses in favor of Bank. Borrowers hereby assign to Bank all right to receive proceeds, direct any insurer to pay all proceeds directly to Bank, and authorize Bank to endorse any check or draft for such proceeds and apply the same toward satisfaction of the Loans and other Obligations secured hereby.

         9.5 Complete Records. Borrowers will at all times keep accurate and complete records of the Collateral and Bank or its agents shall have the right to call at Borrowers' place or places of business at intervals to be determined by Bank, upon reasonable notice and during Borrowers' regular business hours, and without hindrance or delay, to inspect and examine the Inventory and the Equipment and to inspect, audit, check, and make abstracts from the books, records, journals, orders, receipts, computer printouts, correspondence, and other data relating to the Collateral or to any other transactions between the parties hereto. If requested by Bank, Borrowers agree to make its books, records, journal, orders, receipts, computer printouts, correspondence, and other data relating to the Collateral available at Bank's main office for inspection, audit, and check by Bank or its agents.

         9.6 U.C.C. Financing Statement. Borrowers agree that a carbon, photographic, or other reproduction of this Agreement or of a signed financing statement with respect to the Collateral shall be sufficient as a financing statement and may be filed as such by Bank.

10.      Events of Default

         The occurrence of any one or more of the following events shall constitute an Event of Default (unless and except to the extent that the same is cured to the satisfaction of Bank within the applicable cure period, if any, or, at the sole discretion of Bank, at any time thereafter):

         10.1 Payment Default. If Borrowers shall fail to make any payment of any installment of principal (including a mandatory prepayment under section 2.6(b)) or interest on any Note within ten (10) days after the same shall become due and payable, whether at stated maturity, by declaration, upon acceleration, or otherwise;

         10.2 Fees and Expenses. If Borrowers shall fail to pay when due any expense, fee or charge provided for in this Agreement and such failure shall continue for a period of ten (10) days; or

         10.3 Certain Agreement Defaults. If Borrower defaults in the observance or performance of any agreement contained in Article 7 of this Agreement ("Negative Covenants") or in the observance or performance of the agreements set forth in sections 6.1 ("Insurance"), 6.2 ("Corporate Existence") (with respect to existence only), 6.4 ("Compliance with Laws"), 6.16 ("Subordination of Debt"), 6.17 ("Collection of Accounts"), 6.20 ("ERISA Compliance"), and 6.21 ("Financial Covenants"); or

         10.4 Other Defaults. If Borrowers shall fail to perform, keep, or observe any other covenant, agreement, or provision of any Note or of this Agreement not provided for elsewhere in this Article 10 or of any other Loan Document and any such default is not cured within 30 days after notice from Bank, except in the case of a default under sections 6.3 ("Taxes"), 6.12 ("Conduct of Business"), 6.15 ("Notice to Bank"), and 6.18 ("Landlord and Storage Agreements"), which must be remedied within 30 days of its occurrence, even in the absence of notice; or

         10.5 Representations False. If any warranty, representation, or other statement made or furnished to Bank by or on behalf of Borrowers or any Guarantor or in any of the Loan Documents proves to be false or misleading in any material respect when made or furnished; or

         10.6 Financial Difficulties. If Borrowers shall be involved in financial difficulties as evidenced -

                 (a) by its admission in writing of its inability to pay its debts generally as they become due or of its ceasing to be Solvent;

                 (b) by its commencing a voluntary case under the United States Bankruptcy Code or any similar law regarding debtor's rights and remedies or an admission seeking the relief therein provided;

                 (c) by its making a general assignment for the benefit of its creditors; or

                 (d) by its voluntarily liquidating or terminating operations or applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets; or

         10.7 Involuntary Proceedings. If without its application, approval, or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of such Person any remedy under the United States Bankruptcy Code, the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, which results in the entry of an order for relief or such adjudication or appointment remains undismissed or undischarged for a period of 30 days; or

         10.8 ERISA. If a Reportable Event shall occur which Bank, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty

Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrowers are in "default" (as defined in section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrowers complete or partial withdrawal from such Plan, or

         10.9 Cancellation of Guaranty. If the cancellation, termination or limitation of any guaranty of Borrowers' obligations under this Agreement or the Loans shall occur, or if any such Guarantor shall be in default under or breach the terms of any guaranty agreement between Bank and such Guarantor; or if any such Guarantor should die; or if any Guarantor's financial condition as represented in the last personal financial statement delivered to and received by Bank before the date of this Agreement is substantially impaired; or

         10.10 Default on Other Obligations. If Borrowers or Guarantor shall default in payment of amounts due on Debt of Borrowers or Guarantor to others or Borrowers or Guarantor shall default under the Fleet Loan or any loan or security agreement with others or under any material lease, and the aggregate amount of such Debt, agreements, and leases exceeds $50,000 in the aggregate, and any such default shall not be cured or permanently waived within any applicable contractual grace period, not to exceed 30 days; or

         10.11 Judgments. If a final judgment for the payment of money in excess of $50,000 shall be rendered against Borrowers and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance; or

         10.12 Actions. If Borrowers or any Guarantor or any officer or director of a Borrower or Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of Borrowers or such Guarantor; or

         10.13 Collateral. If a creditor of any Borrower shall obtain possession of any of the Collateral by any legal means; or

         10.14 Change in Control. If Francis M. Williams ceases to control a majority of the outstanding shares of Parent, or if Parent ceases to control a majority of the outstanding shares of TransCor Waste Services, Inc.; or

         10.15 Subordination Agreements. If a breach or default shall occur with respect to any subordination agreement executed by any creditor of Borrowers (including any Affiliate), or if any said agreement shall otherwise terminate or cease to have legal effect; or

         10.16 Priority of Security Interest. If any security interest or Lien of Bank hereunder or under any other Security Agreement shall not constitute a perfected security interest of first priority in the Collateral thereby encumbered, subject only to Permitted Liens; or

         10.17 Loss of Collateral. If there shall occur any material loss, theft, damage or destruction of any of the Collateral, which loss is not fully insured; or

         10.18 Material Adverse Change. If Borrowers suffer a material adverse change in their businesses, assets, properties, prospects, results of operation, or conditions (financial or other);

then and in each and every such case, Bank or the holder of each Note (or the Collateral Agent with respect to Common Collateral if so provided in the Collateral Document) may at its option proceed to protect and enforce its rights by suit in equity, action at law and/or the appropriate proceeding either for specific performance of any covenant or condition contained in the Note or in any Loan Document, and/or declare the unpaid balance of the Loans and Note together with all accrued interest to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

         Borrowers agree that default under any Loan Document shall constitute default with respect to all Loan Documents.

         Without limiting the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Bank (or the Collateral Agent with respect to Common Collateral if so provided in the Collateral Document) shall have the rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) in addition to the rights and remedies provided herein or in any other instrument or paper executed by Borrowers.

         In addition to any other remedy available to it, Bank shall have the right to the extent provided by law, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate.

11.      Indemnification

         11.1 General. Borrowers agree to defend, indemnify and hold harmless Bank, its directors, officers, employees, accountants, attorneys, and agents (the "Indemnitees") from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys' fees and costs of court) of any kind whatsoever arising out of or relating to any breach or default by Borrowers or any other Person (including Guarantors) under this Agreement or any Loan Document or the failure of Borrowers to observe, perform or discharge Borrowers' duties hereunder or thereunder. Without limiting the generality of the foregoing, Borrowers' obligation to indemnify Bank shall include indemnity from any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs, and expenses arising out of or in connection with the activities of Borrowers, its predecessors in interest, third parties who have trespassed on Borrowers' property, or parties in a contractual relationship with Borrowers, whether or not occasioned wholly or in part by any condition, accident or event caused by an act or omission of the Indemnitees, which: (a) arise out of the actual alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal, or escape of radioactive materials, radioactivity, pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, and waste (including materials to be recycled, reconditioned or reclaimed); or
(b) actually or





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

allegedly arise out of the use, specification, or inclusion of any product, material or process containing chemicals or radioactive material, the failure to detect the existence or proportion of chemicals or radioactive material in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater containing chemicals or radioactive material; or (c) arises out of or relates to breach by Borrowers of any of the provisions of section 5.21 ("Environmental Matters").

12.      Costs and Expenses

         Borrowers shall bear all expenses of Bank (including fees and expenses of its counsel) in connection with the preparation of this Agreement and the Loan Documents, and the issuance and delivery of the Notes to Bank and also in connection with any amendment or modification thereto. Borrowers agree to indemnify and save Bank harmless against all broker's and finder's fees, if any. If, at any time or times hereafter, whether before or after the occurrence of an Event of Default, Bank employs counsel to advise or provide other representation with respect to this Agreement, or to collect the Balance of the Loans, or to take any action in or with respect to any suit or proceeding relating to this Agreement or any of the Loan Documents, or to protect, collect, or liquidate the Collateral or to attempt to enforce any security interest or Lien granted to Bank by Borrowers; then in any such events, all of the reasonable attorneys' fees arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrowers' payable on demand of Bank. Without limiting the foregoing, Borrowers shall pay or reimburse Bank for all recording and filing fees, intangibles taxes, documentary and revenue stamps, other taxes or other expenses and charges payable in connection with this Agreement, the Notes or any Loan Document, or the filing of any Loan Document, financing statements or other instruments required by Bank in connection with the Loans.

         12.1 No Waiver. No waiver of any Event of Default hereunder, and no waiver of any default or Event of Default under any other Loan Document shall extend to or shall affect any subsequent or other than existing default or shall impair any rights, remedies or powers of Bank. No delay or omission of Bank or any subsequent holder of the Notes to exercise any right, remedy, power or privilege hereunder after the occurrence of such default or Event of Default shall be construed as a waiver of any such default, or acquiescence therein.

         12.2    Headings; Exhibits.  Except for the definitions set forth in
Article 1, the headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof. Unless otherwise expressly indicated, all references in this Agreement to a section or an exhibit are to a section or an exhibit of this Agreement. All exhibits referred to in this Agreement are an integral part of it and are incorporated by reference in it.

         12.3 Right of Setoff. Upon and after the occurrence of any Event of Default, Bank may, and is hereby authorized by each Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws and without advance notice to Borrower (any such notice being expressly waived by Borrowers), setoff and apply any and all deposits (general or special, time or demand, professional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations of any Borrower now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligation, including, without limitation, any acceleration rights. The aforesaid right of setoff may be exercised by Bank against any Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrowers, or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to notify the relevant Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

         12.4 Survival of Covenants. All covenants, agreements, representations, and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to hare been material and relied on by Bank, notwithstanding any investigation made by or on behalf of Bank, and shall survive the execution and delivery to Bank of any Note or Loan Document.

         12.5 Addresses. Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purpose by being delivered in person or by facsimile to the party to whom the notice or demand is directed or by being sent as first class mail, postage prepaid, to the following address: If to
Borrowers: Kimmins Environmental Service Corp., 1501 Second Avenue, Tampa, Florida 33605, Attention: Joseph M. Williams; or if any other address shall at any time be designated by Borrowers in writing to the holders of record of the Note at the time of such designation to such other address; and if to Bank:
SouthTrust Bank of Alabama, National Association, P.O. Box 254, Birmingham, Alabama 35290, Attention: Asset-Based Lending Department (telecopy No. 205-254-4369), and with a copy to: SouthTrust Bank of Alabama, National Association, 4350 West Cypress Street, Suite 202, Tampa, Florida 33607,
Attention: Sie Kamide (telecopy No. 813-876-5592); or if any other address shall at any time be designated in writing to Borrowers, to such other address.

         12.6 Venue and Jurisdiction. Borrowers agree that any legal action brought by Bank to collect the Loans or any Obligation or to assert any claim against Borrowers under any Loan Document, or any part thereof, may be brought in any court in the State of Alabama having subject matter jurisdiction and that any such court will have non-exclusive jurisdiction, waives its right to object to any such action on grounds it is brought in the improper venue, and irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to the Loans, the Obligations, or any Loan Document may be brought in the Circuit Court of Jefferson County, Alabama, or in any other Circuit Court of the State of Alabama or in the U.S. District Court for the Northern District of Alabama. Any judicial proceeding by any Borrower against Bank under any Loan Document, or any part thereof, shall be brought only in one of the foregoing courts in Alabama. Borrowers, by the execution of this Agreement, expressly and irrevocably assent and submit to the non-exclusive personal jurisdiction of any such court in any such action or proceeding. Borrowers consent to the service of process relating to any such action or proceeding by mail to the address set forth in this Agreement.

         12.7 Benefits. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Borrowers may not assign any of their rights or obligations hereunder without the prior written consent of Bank.

         12.8 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida; provided, however, that if any of the Collateral shall be located in any jurisdiction other than Florida, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Bank's lien upon such Collateral and the enforcement of Bank's other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Florida.

         12.9 Participation. Borrowers acknowledge that Bank may, at its option, sell participation interests in the Loans to participating banks. The amounts of any such participations shall be determined solely by the Bank. Borrowers agree with each present and future participant in the Loan, the names and addresses of which will be furnished to Borrowers, that if an Event of Default should occur, each present and future participant shall have all of the rights and remedies of Bank with respect to any deposit due from any participant to Borrowers. The execution by a participant of a participation agreement with Bank, and the execution by Borrowers of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrowers and said participant in accordance with the terms of this section.

         12.10 Miscellaneous. Time is of the essence with respect to this Agreement. This Agreement and the instruments and agreements referred to herein or called for hereby supersede and incorporate all representations, promises, and statements, oral or written, made by Bank in connection with the Loans. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of Bank. In the event of a conflict between this Agreement and any other Loan Document, the terms of this Agreement will control. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Any provision in this Agreement which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provisions hereof.

         12.11 Joint and Several Liability. All obligations of each Person named as Borrower shall be joint and several obligations of all such Persons. The obligations of each Borrower pursuant to this Agreement, the Revolving Credit Note, the Term Note, the Pledge Agreements, and the Registration Rights Agreement, and all other instruments, documents and agreements executed in connection herewith shall be the joint and several obligations thereof and the obligations of each Borrower hereunder and thereunder shall not be impaired or avoided due to (i) the unenforceability of such obligations against any other party which is any Borrower or (ii) the incapacity or lack of authority of any signatory of any Borrower; and Bank may compromise or settle, extend the time for payment, discharge or waive performance of or refuse to enforce or release all or any part of any and all of the Obligations and Collateral and may grant other indulgences to one or more Borrowers in respect thereof or release or substitute any one or more of Borrowers, all without otherwise affecting or impairing the joint and several obligations of Borrowers hereunder and thereunder.

         12.12 Limitation of Grant. Nothing in this Agreement, whether expressed or implied, is intended or should be construed to confer upon, or to grant to, any person, except Bank and Borrowers, any right, remedy, or claim under or because of either this Agreement or any provision of it. The rights, duties, and obligations of Borrowers under this Agreement are not assignable or delegable.

         12.13 WAIVER OF RIGHT TO TRIAL BY JURY. BORROWERS AND BANK HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR IN CONNECTION WITH THE TRANSACTIONS RELATED THERETO OR CONTEMPLATED THEREBY OR THE EXERCISE OF EITHER PARTY'S RIGHTS AND REMEDIES THEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BORROWER AND BANK AGREE THAT EITHER OR BOTH OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         IN WITNESS WHEREOF, each Borrower and Bank has caused this instrument to be executed by its duly authorized officer.

                                         BORROWERS:

                                         KIMMINS ENVIRONMENTAL SERVICE CORP.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Secretary/Treasurer





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

                                         TRANSCOR WASTE SERVICES, INC.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Secretary/Treasurer

                                         KIMMINS RECYCLING CORP.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Secretary/Treasurer

                                         FOURTH AVENUE HOLDINGS, INC.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Vice President

                                         LANTANA EIGHTH AVENUE CORP.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Vice President

                                         KIMMINS CONTRACTING CORP.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Agent

                                         THERMOCOR KIMMINS, INC.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Agent

                                         KIMMINS INTERNATIONAL CORPORATION

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Agent

                                         40TH STREET, INC.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Vice President

                                         FACTORY STREET CORPORATION

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Agent

                                         KIMMINS, LTD.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Agent

                                         KIMMINS INDUSTRIAL SERVICE CORP.

                                         By:      /s/ Joseph M. Williams
                                                  ------------------------------
                                                  Joseph M. Williams
                                                  Secretary/Treasurer

                                         KIMMINS ABATEMENT CORP.

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Agent

                                         KIMMINS INCORPORATED

                                         By:      /s/ Joseph M. Williams
                                                  -----------------------------
                                                  Joseph M. Williams
                                                  Agent

                                         BANK:

                                         SOUTHTRUST BANK OF ALABAMA,
                                            NATIONAL ASSOCIATION

                                         By:      /s/ Sie Kamide
                                                  -----------------------------
                                                  Sie Kamide
                                                  Vice President






                                       44